Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US ONCOLOGY HOLDINGS, INC.,

a Delaware corporation

US ONCOLOGY HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

1. That the name of the Corporation is US Oncology Holdings, Inc. The name under which the Corporation was originally incorporated is Oiler Holding Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 17, 2004. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 19, 2004.

2. That pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation in its entirety.

3. That the Board of Directors of the Corporation, at a meeting on December 20, 2006 adopted resolutions setting forth a proposed amendment and restatement of the Amended and Restated Certificate of Incorporation of the Corporation in the form hereof, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and submitting the proposed amendment and restatement to the stockholders of the Corporation for consideration thereof.

4. That this Second Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders of the Corporation dated December 20, 2006.

5. That the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is US Oncology Holdings, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 317,000,000, consisting of (i) 300,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 17,000,000 shares of Participating Preferred Stock, par value $0.001 per share (the “Participating Preferred Stock”).

The following is a statement of the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each class of stock of the Corporation:

I.	Participating Preferred Stock

1. Series; Rank.

(a) The Participating Preferred Stock shall be divided into two series consisting of shares of Series A Participating Preferred Stock (the “Series A Preferred Stock”) and shares of Series A-1 Participating Preferred Stock (the “Series A-1 Preferred Stock”). The Series A Preferred Stock shall include all shares of Participating Preferred Stock issued and outstanding prior to the date hereof as well as any additional shares of Participating Preferred Stock that are issued on or after the date hereof to the extent such shares are designated to be Series A Preferred Stock by the Board of Directors of the Corporation at the time such shares are issued. The Series A-1 Preferred Stock shall include up to 2,000,000 shares of Participating Preferred Stock that are issued on or after the date hereof to the extent such shares are designated to be Series A-1 Preferred Stock by the Board of Directors of the Corporation at the time such shares are issued. Unless otherwise indicated herein, both the Series A Preferred Stock and the Series A-1 Preferred Stock shall be considered the same class of stock of the Corporation and shall, with respect to dividend rights, redemption and rights to distributions upon any liquidation, dissolution or winding up of the Corporation rank on par to each other and be treated identically (other than differences that may result from differences in the Accreted Value of such shares).

(b) The Participating Preferred Stock shall, with respect to dividend rights (other than rights to Participating Dividends (as defined below)) and, unless otherwise set forth herein, rights to distributions upon any liquidation, dissolution or winding up of the Corporation, rank senior to the Common Stock and to each other class or series of capital stock of the Corporation now or hereafter established (collectively, “Junior Stock”).

2. Dividends.

(a) Cumulative dividends shall accrue on each outstanding share of Participating Preferred Stock on each day from and after the date of issue of such share at a rate per annum equal to 7% of the Unpaid Base Amount (as defined below) of such share (such dividends, “Regular Dividends”). Regular Dividends on each share of Participating Preferred Stock shall compound (i.e., be added to the Unpaid Base Amount of such share) quarterly on July 31, October 31, January 31, April 30 of each year (each a “Dividend Compounding Date”). Regular Dividends shall accrue on each share of Participating Preferred Stock whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Subject to paragraph 8 below, Regular Dividends shall be payable in cash if permitted by the Credit Agreement (as defined below) only (i) upon a liquidation, dissolution or winding-up of the Corporation, (ii) upon a redemption pursuant to paragraph 3 below or (iii) if holders of not less than a majority of the outstanding shares of Participating Preferred Stock so elect pursuant to paragraph 5(d) below in connection with a conversion of the Participating Preferred Stock to Common Stock, upon such conversion pursuant to paragraph 5 below. If holders of a majority of the outstanding shares of Participating Preferred Stock consent thereto in writing, Regular Dividends may be paid when due in a form other than cash as determined by the Board of Directors.

(b) As used herein, (i) “Accreted Value” means, with respect to any share of Participating Preferred Stock as of any date of determination, the sum of (A) the Unpaid Base Amount (as defined below) of such share as of such date of determination and (B) the amount of accrued but unpaid Regular Dividends thereon since the most recent Dividend Compounding Date (or, if prior to the first Dividend Compounding Date, the date of issue of such share) and (ii) “Unpaid Base Amount” means, (A) with respect to any share of Series A Preferred Stock, (1) $32 plus (2) the aggregate amount of accrued but unpaid Regular Dividends added to the Unpaid Base Amount of such share on each Dividend Compounding Date since the date of issue of such share in accordance with paragraph 2(a) above minus (3) the sum of all amounts previously declared in respect of such share as Special Dividends (as defined in paragraph 2(e) below), and (B) with respect to any share of Series A-1 Preferred Stock, (1) $21.4475 plus (2) the aggregate amount of accrued but unpaid Regular Dividends added to the Unpaid Base Amount of such share on each Dividend Compounding Date since the date of issue of such share in accordance with paragraph 2(a) above minus (3) the sum of all amounts previously declared in respect of such share as Special Dividends (as defined in paragraph 2(e) below). For avoidance of doubt, as of January 31, 2007, after giving effect to the compounding of Regular Dividends on such date (and assuming no payment of any Regular Dividends or Special Dividends after December 21, 2006 and prior to such date), each share of Series A Preferred Stock issued on August 20, 2004 and each share of Series A-1 Preferred Stock issued on December 21, 2006 shall have an Accreted Value equal to approximately $21.6145 (subject only to de minimis differences due solely to rounding).

(c) The date on which the Corporation initially issues any particular share of Participating Preferred Stock shall be deemed to be its “date of issue” for purposes hereof regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

(d) Unless the Unpaid Base Amount of each outstanding share of Participating Preferred Stock has been reduced to $0 and all accrued or declared dividends thereon have been paid in full, the Corporation shall not declare or pay any dividend or make any distribution in respect of (other than dividends or distributions on the Common Stock payable solely in Common Stock), or redeem, repurchase or otherwise acquire for any consideration (or cause any subsidiary of the Corporation to redeem, repurchase or otherwise acquire for any consideration), any Junior Stock without the prior written consent of holders of not less than a majority of the then outstanding shares of Participating Preferred Stock. In case the Corporation shall make any dividend or distribution to holders of Common Stock that is permitted under this paragraph 2(d), whether payable in cash, securities or other property (other than dividends or distributions on the Common Stock payable solely in Common Stock), the holder of each share of Participating Preferred Stock on the record date for such dividend or distribution shall be entitled to receive an equivalent dividend or distribution (“Participating Dividends”) based on the number of shares of Common Stock then outstanding (assuming for such purposes that each share of Participating Preferred Stock was converted into a number of shares of Common Stock equal to the Conversion Constant (as defined in paragraph 5(b) below) immediately prior to the record date for such dividend or other distribution even though such conversion does not actually occur).

(e) The holders of shares of Participating Preferred Stock shall be entitled to receive Special Dividends as from time to time may be declared by the Board of Directors of the Corporation out of funds legally available therefor. As used herein, “Special Dividends” means all distributions made by the Corporation to holders of Participating Preferred Stock in respect of the Participating Preferred Stock, whether by dividend or otherwise (including without limitation any distributions made by the Corporation to holders of Participating Preferred Stock in partial liquidation of the Corporation); provided, that the following shall be excluded from the definition of Special Dividends: (i) Regular Dividends, (ii) Participating Dividends, (iii) any redemption or repurchase by the Corporation of any shares of Participating Preferred Stock for any reason, (iv) any recapitalization, reclassification or exchange of any shares of Participating Preferred Stock, except to the extent that property other than capital stock of the Corporation (including cash or debt securities) is received in respect of any shares of Participating Preferred Stock in any such transaction, (v) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, any outstanding shares of stock of the Corporation, (vi) a merger, share exchange or consolidation involving the Corporation, except to the extent that property other than capital stock of the Corporation (including cash or debt securities) is received in respect of any shares of Participating Preferred Stock in any such transaction, or (vii) any liquidation, dissolution or winding up of the Corporation.

3. Redemption Upon a Change of Control.

(a) Subject to paragraph 8 below, and except as and to the extent prohibited by applicable law, the Corporation shall redeem all shares of Participating Preferred Stock then outstanding for the consideration and in the manner and with the effect provided in this paragraph 3 upon the occurrence of a Change of Control (as defined below). As used herein, the following terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following events:

(a) prior to the earlier to occur of the first public equity offering of common stock of the Corporation or US Oncology, Inc. (“US Oncology”), the WCAS Holders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Corporation or US Oncology, whether as a result of the issuance of securities of the Corporation or US Oncology, any merger, consolidation, liquidation or dissolution of the Corporation or US Oncology, any direct or indirect transfer of securities by the Corporation, the WCAS Holders or otherwise (for purposes of this clause (a), the WCAS Holders will be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the WCAS Holders beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent entity);

(b) on or after the earlier to occur of the first public equity offering of common stock of the Corporation or US Oncology, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the WCAS Holders, becomes the “beneficial owner” (as defined in clause (a) above), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Corporation or US Oncology; provided, however, that the WCAS Holders are the “beneficial owners” (as defined in clause (a) above), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Corporation or US Oncology than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation or US Oncology (for purposes of this clause (b), such person or group shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent entity and the WCAS Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(c) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or US Oncology and its Subsidiaries, taken as a whole, to any Person other than one or more WCAS Holders; or

(d) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of US Oncology or the Board of Directors of the Corporation (together with any new directors whose election or appointment by the Board of Directors of US Oncology or the Board of Directors of the Corporation or whose nomination for election by the shareholders of US Oncology or the Corporation was approved by (i) a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) WCAS Holders) cease for any reason to constitute a majority of the Board of Directors of US Oncology or the Board of Directors of the Corporation then in office, provided that for purposes of this clause (d), the terms “Board of Directors of US Oncology” and “Board of Directors of the Corporation” shall not include any committee thereof.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Related Parties” means, with respect to any specified Person at any specified time,

(1) if a natural person, (A) any spouse, parent or lineal descendant (including by adoption) of such Person or (B) the estate of such Person during any period in which such estate holds Capital Stock of the Corporation or of US Oncology for the benefit of any Person referred to in clause (1)(A), and

(2) if a trust, corporation, partnership, limited liability company or other entity, any other Person that controls such Person at such time. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person,

(b) such Person and one or more Subsidiaries of such Person, or

(c) one or more Subsidiaries of such Person.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“WCAS Holders” means (i) Welsh, Carson, Anderson & Stowe IX, L.P. and its Affiliates (including, without limitation, any investment partnership under common control with Welsh, Carson, Anderson & Stowe IX, L.P.), (ii) any officer, director, employee, partner, member or stockholder of the manager or general partner of the foregoing Persons and (iii) any Related Parties with respect to any of the foregoing Persons.

(b) For each share of Participating Preferred Stock to be redeemed pursuant to this paragraph 3 on the date of the consummation of the Change of Control (the “Redemption Date”) the Company shall:

(i) pay the Base Redemption Amount (as defined below) and

(ii) issue a number of fully paid and non-assessable whole shares of Common Stock (the “Redemption Shares”) equal to the Conversion Constant (as defined in Section 5(b) below) then in effect.

As used herein, the term “Base Redemption Amount” means, with respect to any share of Participating Preferred Stock subject to redemption, the sum of:

(A) the Accreted Value of such share as of the date of redemption,

plus

(B) the amount of declared but unpaid dividends thereon (including any declared but unpaid Special Dividends or Participating Dividends) other than Regular Dividends through and including the date of redemption.

(c) The Base Redemption Amount shall be paid on the Redemption Date in cash unless (i) the holders of the Common Stock are to receive non-cash consideration in connection with the Change of Control transaction, (ii) the Board of Directors determines that the Corporation does not have adequate cash to pay the Base Redemption Amount (it being understood that the Corporation shall remain obligated to pay the Base Redemption Amount in cash to the extent of available cash) and (iii) (A) in the case of the Series A Preferred Stock, the holders of a majority of the outstanding Series A Preferred Stock consent in writing to the payment of all or a portion of the remaining Base Redemption Amount of the Series A Preferred Stock in non-cash consideration or (B) in the case of the Series A-1 Preferred Stock, the holders of a majority of the outstanding Series A-1 Preferred Stock consent in writing to the payment of all or a portion of the remaining Base Redemption Amount of the Series A-1 Preferred Stock in non-cash consideration. In such event, the Corporation may pay the Base Redemption Amount in whole or in part in non-cash consideration so long as (x) (A) the holders of the Series A Preferred Stock receive the same form of non-cash consideration as the holders of the Common Stock on the same terms and conditions as such other stockholders or (B) the holders of the Series A-1 Preferred Stock receive the same form of non-cash consideration as the holders of the Common Stock on the same terms and conditions as such other stockholders, as the case may be, and (y) no holder of Common Stock receives a higher percentage of cash consideration for its shares of Common Stock than (A) the holders of the Series A Preferred Stock receive for their shares of Series A Preferred Stock or (B) the holders of Series A-1 Preferred Stock receive for their shares of Series A-1 Preferred Stock.

(d) Any Redemption Shares issued in connection with a redemption of the Participating Preferred Stock pursuant to this Section 3 shall be deemed to be issued and outstanding at the time of the related Change of Control transaction and shall be entitled to receive (on a pro rata basis and on the same terms and conditions) the same consideration per share as is payable in connection with such Change of Control transaction in respect of the other shares of Common Stock then issued and outstanding.

(e) No less than ten days before the Redemption Date, written notice shall be given by mail, postage prepaid to the holders of record of the Participating Preferred Stock specifying the place and date of such redemption, which date shall not be a day on which banks in the City of New York, New York or the City of Houston, Texas are required or authorized to close. If such notice of redemption shall have been duly given and if on or before the Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Participating Preferred Stock to be redeemed shall not have been surrendered for cancellation, after 5:00 p.m. (New York time) on the Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, any dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after 5:00 p.m. (New York time) on the Redemption Date cease, except for the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Base Redemption Amount therefor, without interest thereon, and the Redemption Shares.

(f) Any shares of Participating Preferred Stock redeemed pursuant to this paragraph 3 or otherwise repurchased or acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

(g) In the event that, for any reason, only a portion of the outstanding shares of Participating Preferred Stock are redeemed on the Redemption Date, the shares of Participating Preferred Stock to be redeemed on such date shall be selected on a pro rata basis and there shall be redeemed from each registered holder of Participating Preferred Stock that proportion of all of the shares to be redeemed on such date which the number of shares held of record by such holder bears to the total number of shares of such Participating Preferred Stock at the time outstanding. Any shares of Participating Preferred Stock required to be but not redeemed for any reason on any Redemption Date shall be redeemed as soon thereafter as possible and in the manner in which shares are otherwise required to be redeemed on such Redemption Date, and, in such event, such shares shall continue to have all rights of Participating Preferred Stock until redeemed.

4. Liquidation; Dissolution or Winding-Up of the Corporation.

(a) Subject to paragraph 8 below, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Participating Preferred Stock shall be entitled to:

(A) be paid, before distribution or payment is made upon any outstanding Junior Stock, an amount equal to the sum of

(i) the Accreted Value of each share of Participating Preferred Stock held of record by such holder as of the time of payment plus

(ii) the amount of declared but unpaid dividends thereon (including any declared but unpaid Special Dividends or Participating Dividends) other than Regular Dividends through and including the time of payment, and

(B) thereafter, participate ratably with the holders of the Common Stock in any distribution of the remaining assets of the Corporation, or proceeds thereof, available for distribution to the stockholders of the Corporation based on the number of shares of Common Stock then outstanding (assuming for such purposes that each share of Participating Preferred Stock was converted into a number of shares of Common Stock equal to the Conversion Constant (as defined in paragraph 5(b) below) immediately prior to such liquidation, dissolution or winding-up of the Corporation even though such conversion does not actually occur).

(b) Written notice of any such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payments and the place where said liquidation payments shall be payable, shall be given by mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to the holders of record of Participating Preferred Stock, such notice to be addressed to each such holder at its post office address as shown by the records of the Corporation.

(c) If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Participating Preferred Stock shall be insufficient to pay in full the preferential amount due on such shares, then such assets, or the proceeds thereof, shall be distributed to the holders of the Participating Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Participating Preferred Stock if all amounts thereon were paid in full.

(d) Neither the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole nor the consummation of any merger, consolidation, recapitalization or reorganization of the Corporation shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for purposes of this paragraph 4.

(e) In connection with any liquidation, dissolution or winding-up of the Corporation, the amounts payable to the holders of Participating Preferred Stock may be paid in a form other than cash (the value thereof to be determined in good faith by the Board of Directors of the Corporation) only if holders of a majority of the then outstanding shares of Participating Preferred Stock consent thereto (and to such valuation) in writing.

5. Automatic Conversion of the Participating Preferred Stock Upon Pricing of a Qualified IPO; Redemption of Conversion Shares.

(a) Subject to and upon the terms and conditions of this paragraph 5, and, if necessary, subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, at the Qualified IPO Pricing Time (as defined below), each outstanding share of Participating Preferred Stock shall be automatically converted, without further action on the part of the Corporation or any holder of Participating Preferred Stock, into that number of fully paid and non-assessable whole shares of Common Stock (such number, the “Conversion Factor”) equal to the sum of:

(i) the quotient obtained by dividing

(x) the sum of:

(1) Accreted Value of such share determined at the time of such conversion,

plus

(2) the amount of declared but unpaid dividends thereon (including any declared but unpaid Special Dividends or Participating Dividends) other than Regular Dividends through and including the time of conversion (such sum, the “Conversion Value”), by

(y) the offering price per share of Common Stock to be received by the Corporation in the Qualified IPO (as hereinafter defined) taking into account any subdivision, increase or combination of the Common Stock in connection with such offering (the “IPO Sale Price”);

plus

(ii) the Conversion Constant (as defined in paragraph 5(b) below) determined at the time of such conversion;

provided, that, if the holders of not less than a majority of the outstanding shares of Participating Preferred Stock have elected pursuant to paragraph 5(d) below to receive cash in payment of (x) all accrued but unpaid Regular Dividends on each share of Participating Preferred Stock since the most recent Dividend Compounding Date (or, if prior to the first Dividend Compounding Date, the date of issue of such share of Participating Preferred Stock) and (y) all other declared but unpaid dividends (including any declared but unpaid Special Dividends or Participating Dividends) on each share of Participating Preferred Stock in connection with the conversion thereof, the Conversion Factor with respect to such conversion of each share of Participating Preferred Stock shall mean the sum of:

(i) the quotient obtained by dividing

(x) the Conversion Value of such share, reduced by the amount of dividends with respect to such share that the holders of Participating Preferred Stock have elected to receive in cash by

(y) the IPO Sale Price,

plus

(ii) the Conversion Constant (as defined in paragraph 5(b) below) determined at the time of such conversion,

(b) As used herein, the following terms shall have the following meanings:

“Conversion Constant” means, with respect to each share of Participating Preferred Stock, one (1), as from time to time adjusted pursuant to paragraphs 5(h) and 5(i) below.

“Qualified IPO” means the sale of Common Stock by the Corporation or US Oncology to the public in a firm commitment underwritten public offering pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar successor form) filed under the Securities Act of 1933, as amended (the “Securities Act”), in which the aggregate proceeds to the Corporation or US Oncology (together with the aggregate proceeds in all such prior public offerings) are at least $100,000,000.

(c) The conversion of Participating Preferred Stock to Common Stock pursuant to this paragraph 5 shall be effected concurrently with, and the Conversion Factor applicable to any such conversion shall be determined concurrently with, the determination by the Corporation of the IPO Sale Price (the “Qualified IPO Pricing Time”) and prior to the completion of any registration of any class of equity securities of the Corporation pursuant to Section 12 of the Exchange Act or any transfer of beneficial ownership of shares in connection with any such offering. At the effective time of such conversion, the rights of the holders of the Participating Preferred Stock shall cease and the Persons in whose names the certificates for such shares are registered shall be deemed to have become the holders of record of the shares of Common Stock issuable upon conversion thereof (the “Conversion Shares”). Promptly after the effectiveness of any conversion of Participating Preferred Stock to Common Stock pursuant to this paragraph 5, the Corporation shall issue and deliver, or cause to be issued and delivered, to the appropriate holders, registered in such names as such holders may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, and subject to the surrender by such holders of the certificates for the shares of the Participating Preferred Stock so converted, certificates for the number of Conversion Shares issuable upon the conversion of such shares of Participating Preferred Stock. The rights of stockholders to receive certificates representing Conversion Shares shall be subject to the surrender of such certificates to the Corporation.

(d) Notwithstanding anything to the contrary contained herein, if the holders of not less than a majority of the outstanding shares of Participating Preferred Stock so elect in a writing delivered to the Corporation, upon conversion of each share of Participating Preferred Stock pursuant to this paragraph 5, (x) all accrued but unpaid Regular Dividends on such share of Participating Preferred Stock since the most recent Dividend Compounding Date (or, if prior to the first Dividend Compounding Date, the date of issue of such share of Participating Preferred Stock) and (y) all other declared but unpaid dividends (including any declared but unpaid Special Dividends or Participating Dividends) on each share of Participating Preferred Stock shall be paid to the holders of the Participating Preferred Stock on the date such conversion is effective (determined in accordance with paragraph (c) above).

(e) No fractional shares shall be issued upon conversion of the Participating Preferred Stock into Common Stock. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this paragraph 5(e), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Participating Preferred Stock for conversion an amount in cash equal to the fair value of such fractional share (determined by reference to the IPO Sale Price).

(f) Subject to paragraph 6(f) and paragraph 8 below, and except as and to the extent prohibited by applicable law, on the closing date of the Qualified IPO (the “Qualified IPO Closing Date”), the Corporation shall have the option to redeem from the holders of the Conversion Shares up to that number of Conversion Shares equal to the Share Number (as defined below) for the consideration and in the manner and with the effect provided in this paragraph 5(f) and paragraph 5(g). The redemption price payable for all Conversion Shares redeemed under this paragraph 5(f) shall be payable in cash and shall be equal to the IPO Sale Price. As used herein, “Share Number” means (x) the number of Conversion Shares that would have been issued pursuant to paragraph 5(a) in connection with the Qualified IPO had the Conversion Constant been zero (0) at the time the Conversion Factor was determined less (y) the number of Conversion Shares, if any, sold by holders thereof (other than the Corporation) in the Qualified IPO.

(g) The rights of holders of Conversion Shares called for redemption to receive the redemption price payable under paragraph 5(f) shall be subject to the surrender of the certificates representing such shares. If on or before the Qualified IPO Closing Date the funds necessary for any redemption under paragraph 5(f) shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate representing Conversion Shares shall not have been surrendered for cancellation, after 5:00 p.m. (New York time) on the Qualified IPO Closing Date, the Conversion Shares subject to redemption on the Qualified IPO Date shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith after 5:00 p.m. (New York time) on such date cease, except for the right of the holders thereof to receive, upon presentation of the certificates representing the Conversion Shares called for redemption, the redemption price for such shares, without interest thereon. Conversion Shares to be redeemed on the Qualified IPO Closing Date shall be selected for redemption on a pro rata basis and there shall be redeemed from each registered holder thereof that proportion of all of the Conversion Shares to be redeemed on such date which the number of Conversion Shares held of record by such holder bears to the total number of Conversion Shares.

(h) The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Participating Preferred Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, any class of outstanding Common Stock unless a proportional adjustment is made to the Conversion Constant.

(i) If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Participating Preferred Stock shall thereafter have the right to receive in connection with a Qualified IPO, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of the Participating Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock immediately prior to such merger or consolidation, the Conversion Constant in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock.

(j) All shares of Common Stock which shall be issued upon conversion of the Participating Preferred Stock shall be duly and validly issued and fully paid and non-assessable shares of Common Stock. The issuance of certificates for shares of Common Stock upon conversion of the Participating Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Participating Preferred Stock which is being converted.

(k) Shares of Participating Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

6. Voting Rights and Restrictions.

(a) Each holder of Participating Preferred Stock shall be entitled to vote on or give or withhold consent with respect to all matters submitted to the stockholders of the Corporation for a vote or action by written consent and shall be entitled to that number of votes for each share of Participating Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote on such matter (or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited), as is equal to the Conversion Constant on such date; provided, that nothing contained herein shall in any way affect or restrict the rights of any holder to vote shares of any other series of capital stock of the Corporation held by such holder; provided, further, that the holders of Participating Preferred Stock will not be entitled to vote or give or withhold consent in writing pursuant to this subparagraph 6(a) in connection with the election or removal of directors to the extent the holders of the Participating Preferred Stock are then represented by Preferred Directors (as defined below) elected in accordance with subparagraph 6(b) below. Except as otherwise expressly provided herein or as required by law, the holders of shares of Participating Preferred Stock and Common Stock shall vote together as a single class on all matters.

(b) At any time when shares of Participating Preferred Stock are outstanding, the holders of the Participating Preferred Stock, voting or consenting, as the case may be, separately as a single class to the exclusion of all other shares of the Corporation’s capital stock and with each share of Participating Preferred Stock entitled to one vote, shall by plurality vote be entitled to elect two directors to the Corporation’s Board of Directors (the “Preferred Directors”).

(c) So long as holders of the Participating Preferred Stock are entitled to elect Preferred Directors under subparagraph 6(b):

(i) the holders of the Participating Preferred Stock shall be entitled to elect such directors at any annual meeting of the stockholders (or special meeting held in place thereof);

(ii) if the holders of the Participating Preferred Stock for any reason fail to elect a person to fill any directorship to which they are otherwise entitled under subparagraph 6(b), such directorship shall remain vacant until such time as the holders of the Participating Preferred Stock elect a Preferred Director to fill such directorship and such directorship shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s other stockholders; and

(iii) any vacancy occurring because of the death, disability, resignation or removal of a Preferred Director elected by the holders of the Participating Preferred Stock shall be filled by the vote or consent of the holders of the Participating Preferred Stock.

(d)(i) At any time when shares of Series A Preferred Stock are outstanding, in addition to any other vote required by law, without the prior written consent of the holders of not less than 66 and 2/3% of the outstanding shares of Series A Preferred Stock (voting as a separate class) by vote or written consent as provided by law, (1) the Corporation will not, and will not allow any subsidiary of the Corporation to, alter or change the rights, preferences, privileges, restrictions or terms of the Series A Preferred Stock (by amendment of this Second Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise) or the holders of Series A Preferred Stock with respect to such shares and (2) the Corporation will not amend this subparagraph 6(d)(i) in any respect; provided, that any amendment to this Second Amended and Restated Certificate of Incorporation which affects all shares of Participating Preferred Stock identically (other than differences that may result from differences in the Accreted Value of such shares) shall not require the consent of the holders of Series A Preferred Stock pursuant to this subparagraph 6(d)(i).

(ii) At any time when shares of Series A-1 Preferred Stock are outstanding, in addition to any other vote required by law, without the prior written consent of the holders of not less than a majority of the outstanding shares of Series A-1 Preferred Stock (voting as a separate class) by vote or written consent as provided by law, (1) the Corporation will not, and will not allow any subsidiary of the Corporation to, alter or change the rights, preferences, privileges, restrictions or terms of the Series A-1 Preferred Stock (by amendment of this Second Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise) or the holders of Series A-1 Preferred Stock with respect to such shares, (2) the Corporation will not, and will not allow any subsidiary of the Corporation to, amend or waive any provision of this Second Amended and Restated Certificate or the bylaws of the Corporation in a manner that adversely affects the rights, preferences, privileges, restrictions or terms of either the Participating

Preferred Stock or the holders of Participating Preferred Stock with respect to such shares, and (3) the Corporation will not amend this subparagraph 6(d)(i)(ii) in any respect; provided, that any amendment which affects all shares of Participating Preferred Stock identically (other than differences that may result from differences in the Accreted Value of such shares), does not adversely effect the rights, preferences, privileges, restrictions or terms of the Series A-1 Preferred Stock or the holders of the Series A-1 Preferred Stock with respect to such shares and does not otherwise dilute the voting rights of the holders of Series A-1 Preferred Stock to vote as a separate class on certain matters set forth herein prior to or after the date of such amendment shall not require the consent of the holders of Series A-1 Preferred Stock pursuant to this subparagraph 6(d)(ii) (it being understood that any amendment that provides for the creation, authorization or issuance of any new class or series of capital stock of the Corporation that ranks on par with or junior to the Series A-1 Preferred Stock with respect to the payment of dividends, redemption payments or payment upon liquidation, dissolution or winding up of the Corporation and does not otherwise dilute the voting rights of the holders of Series A-1 Preferred Stock to vote as a separate class on certain matters set forth herein prior to or after the date of such amendment shall not require the consent of the holders of Series A-1 Preferred Stock pursuant to this subparagraph 6(d)(ii)).

(iii) If there is any proposed amendment to this Second Amended and Restated Certificate of Incorporation that affects the Series A Preferred Stock (and does not affect the Series A-1 Preferred Stock identically (other than differences that may result from differences in the Accreted Value of such shares)), the Corporation shall, at least ten (10) business days prior to such amendment taking effect, give the holders of Series A-1 Preferred Stock a copy of such amendment. The holders of Series A-1 Preferred Stock shall have the right, exercisable within ten (10) business days of receiving a copy of such amendment, by majority vote, to have an identical amendment to this Second Amended and Restated Certificate of Incorporation made as to the Series A-1 Preferred Stock. If the holders of the Series A-1 Preferred Stock exercise such right, no amendment shall take effect as to the Series A Preferred Stock unless an identical amendment shall take effect as to the Series A-1 Preferred Stock at the same time.

(e) Notwithstanding anything herein to the contrary, at any time when shares of the Participating Preferred Stock are outstanding, in addition to any other vote required by law of this Second Amended and Restated Certificate of Incorporation, without the prior written consent of the holders of not less than a majority of the outstanding shares of the Participating Preferred Stock (voting as a separate class) by vote or written consent as provided by law, the Corporation will not, and will not allow any subsidiary of the Corporation to (by amendment of this Second Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise):

(i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Participating Preferred Stock;

(ii) amend or waive any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation in a manner that materially and adversely affects the rights, preferences or privileges of the holders of the Participating Preferred Stock;

(iii) create, obligate itself to create, authorize or issue any new class or series of capital stock of the Corporation or any security convertible into or evidencing the right to purchase shares of capital stock of the Corporation having preference over or being on parity with the Participating Preferred Stock with respect to payment of dividends (other than Participating Dividends) or payment upon liquidation, dissolution or winding-up of the Corporation;

(iv) merge or consolidate with any other entity, or enter into any transaction that would result in a Change of Control, or enter into any transaction involving a recapitalization, reclassification or exchange of any shares of Participating Preferred Stock;

(v) file any registration statement with the Securities and Exchange Commission relating to the sale of equity securities by the Corporation or its stockholders or consummate any public offering of equity securities by the Corporation; or

(vi) amend this subparagraph 6(e) in any respect.

(f) Notwithstanding anything to the contrary contained herein, in the event that the Corporation determines to pay any dividend or make any other distribution on, or redeem, repurchase or otherwise acquire, any share of capital stock or other security or interest in the Corporation other than Participating Preferred Stock, the Corporation shall not, without either (A) the written approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock (or, if there is no Series A Preferred Stock then outstanding, the written approval of the holders of a majority of the Series A Preferred Stock at the time such Series A Preferred Stock was converted into Common Stock), or (B) the written approval of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (or, if there is no Series A-1 Preferred Stock then outstanding, the written approval of the holders of a majority of the Series A-1 Preferred Stock at the time such Series A-1 Preferred Stock was converted into Common Stock), pay any dividend or make any other distribution on, or redeem, repurchase or otherwise acquire, any share of capital stock or other security or interest in the Corporation other than Participating Preferred Stock, or take any other action, so long as any share of Participating Preferred Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution, redemption, repurchase, acquisition or action might be to (a) make any of the following a taxable event to the holders of the Participating Preferred Stock: (x) an increase in the Accreted Value of the Participating Preferred Stock, (y) a conversion of the Participating Preferred Stock into Common Stock or (z) an adjustment of the number of shares of Common Stock into which the Participating Preferred Stock is convertible or (b) cause any holder of Participating Preferred Stock or Conversion Shares to be subject to any liability under any applicable laws or regulations. No amendment to the provisions of this subparagraph 6(f) shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Participating Preferred Stock or, if there is no Participating Preferred Stock then outstanding, the holders of a majority of the Participating Preferred Stock at the time such Participating Preferred Stock was converted into Common Stock.

(g) Notwithstanding anything to the contrary contained herein, the holders of the required majority of the outstanding Series A Preferred Stock, as specified below, shall be entitled to waive any rights of the holders of the Series A Preferred Stock without adopting an amendment to this Second Amended and Restated Certificate of Incorporation. Any such waiver shall be effective only if in writing and signed by holders of a majority of the outstanding Series A Preferred Stock, or, in the case of any such waiver of rights granted under paragraph 6(d)(i) above, 66 and 2/3% of the outstanding Series A Preferred Stock. Written notice of any such waiver shall be provided to all holders of Series A Preferred Stock (other than holders executing such waiver). For avoidance of doubt, the provisions of this subparagraph 6(g) shall not apply to any amendment to this Second Amended and Restated Certificate of Incorporation.

7. Notices.

All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

8. Limitation on Redemption and Payments.

Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, (i) the obligation of the Corporation to redeem or pay any amounts (including cash dividends) in respect of Participating Preferred Stock or the Conversion Shares, as the case may be, pursuant to paragraphs 3, 4 or 5 above (other than any payments solely in shares of the Corporation’s Capital Stock) shall be subordinate and subject to the terms of the Credit Agreement dated as of August 20, 2004, among the Corporation, US Oncology, the Lenders named therein and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, including in connection with any refinancing or replacement thereof, the “Credit Agreement”) until such time as all Obligations (as defined in the Credit Agreement) under the Credit Agreement shall be paid in full in cash, and (ii) the obligation of the Corporation to redeem or pay any amounts (including cash dividends) in respect of Participating Preferred Stock pursuant to paragraphs 3 or 4 above in connection with a transaction resulting in a Change of Control or liquidation, dissolution or winding up of the Corporation shall not become operative until the Corporation has complied with its obligations with respect to such transaction pursuant to the terms of the Indenture, dated as of March 29, 2005, by and between the Corporation and LaSalle Bank National Association, as Trustee (as amended, restated, supplemented or otherwise modified from time to time, including in connection with any refinancing or replacement thereof, the “Indenture”). If at any time the redemption or payment of shares of Participating Preferred Stock or Common Stock would be required by paragraphs 3, 4, or 5 above, as applicable, but for the application of this paragraph 8, the Corporation shall thereafter use its best reasonable efforts to obtain as promptly as practicable thereafter any required written consents or waivers from the lenders and agents under the Credit Agreement which are necessary to permit such redemption or payment, or, upon request of the holders of a majority of the outstanding shares of Participating Preferred Stock, shall use reasonable best efforts to repay all such Obligations to the extent necessary to permit such payment or redemption without such consents or waivers.

II.	Common Stock

1. Dividends.

Subject to the dividend rights and preferences of the Participating Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

2. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment of or provision for all debts and liabilities of the Corporation and after the payment of all preferential amounts to which the holders of Participating Preferred Stock are entitled, the holders of Common Stock shall be entitled to share ratably (together with the holders of the Participating Preferred Stock to the extent set forth in paragraph 4(a)(B) of Section I of this Article FOURTH) according to the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

3. Voting.

With respect to any matter to be voted on by the stockholders of the Corporation (other than the election of Preferred Directors), the holder of each share of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on the record date for such vote.

FIFTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

(b) To the maximum extent permitted from time to time under the laws of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation or its subsidiaries. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

SEVENTH: This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article SEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

[signature page follows]

IN WITNESS WHEREOF, US ONCOLOGY HOLDINGS, INC. has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned authorized officers, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 21st day of December 2006.

US ONCOLOGY HOLDINGS, INC.

By:	/s/ R. DALE ROSS
R. Dale Ross
Chief Executive Officer